SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July 15, 2005

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry Into A Material Definitive Agreement

deCODE genetics, Inc. (“deCODE”) has entered into an employment agreement, effective July 15, 2005, (the “Employment Agreement”) with Daniel L. Hartman, M.D. pursuant to which Dr. Hartman will serve as deCODE’s Senior Vice President, Product Development.  The following is a brief description of the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Dr. Hartman’s initial annual base salary will be $360,000 a year, which deCODE’s Board of Directors may at any time adjust upwards as it may deem appropriate.  Under the terms of the Employment Agreement, Dr. Hartman is eligible to receive cash and equity bonuses at the determination of deCODE’s Board of Directors or Compensation Committee and to participate in all incentive, savings, stock option, profit sharing retirement, welfare and other employee benefit plans applicable generally to other employees of deCODE based in the United States.  Dr. Hartman will receive a one-time lump sum cash sign-on bonus in the amount of $100,000, a portion of which must be returned to deCODE in the event he terminates his employment or deCODE terminates his employment for Cause (as defined in the Employment Agreement) at any time during the 24-month period commencing on the effective date of the Employment Agreement.

On the effective date of the Employment Agreement, deCODE granted Dr. Hartman two stock options to purchase 150,000 and 50,000 shares, respectively, of deCODE’s common stock with an exercise price of $9.40, which was the closing price of deCODE’s common stock on the last trading day prior to the effective date of the Employment Agreement, as reported on the Nasdaq National Market. The option for 150,000 shares will vest over a four-year period, and the option for 50,000 shares is fully vested.  In addition, deCODE granted Dr. Hartman 50,000 shares of restricted stock, which will vest on the third anniversary of the effective date of the Employment Agreement and immediately upon a Change in Control (as defined in the Employment Agreement).  In the event that Dr. Hartman’s employment is terminated other than for Cause, a portion of the restricted stock will vest upon such termination.

                If deCODE terminates Dr. Hartman’s employment without Cause, deCODE will continue to pay him his annual base salary, as in effect on the date of termination, for eighteen (18) months.  If following the occurrence of a Change in Control Dr. Hartman terminates his employment as a result of an Adverse Change (as defined in the Employment Agreement) deCODE will pay him, in addition to any compensation he earned prior to the date of termination, a lump sum cash payment in an amount equal to eighteen (18) months of his annual base salary at the time of his termination, plus one and one-half (1 ½) times the average annual bonus paid to him during the last two (2) years of his employment.

A copy of the press release announcing Dr. Hartman’s employment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item  9.01.  Financial Statements and Exhibits

(c)            Exhibits

99.1                           Press Release issued July 19, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: July 19, 2005